Exhibit 10.22
SOLARIS ENERGY INFRASTRUCTURE, INC.
AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
1.Purpose. The purpose of the Solaris Energy Infrastructure, Inc. Amended and Restated Executive Change in Control Severance Plan (as amended from time to time, the “Plan”) is to enable Solaris Energy Infrastructure, Inc., a Delaware corporation (the “Company”), to further encourage the continued attention and dedication of Participants (as defined below) to their assigned duties in the event the Company undergoes a Change in Control (as defined below).
2.Term; ERISA and Tax Compliance.
(a)The Plan was first effective as of March 1, 2023 (the “Effective Date”). This amendment and restatement is effective as of February 25, 2026. The Plan shall remain in effect until modified or terminated pursuant to Section 10.
(b)The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA that is excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). Further, the Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. The Plan is not intended to satisfy the qualification requirements of Section 401 of the Code, but is intended to comply with the requirements of Section 409A of the Code and the Treasury regulations and guidance issued thereunder.
3.Definitions. For purposes of this Plan, the terms listed below shall have the meanings specified herein:
(a)“Affiliate” has the meaning set forth in the LTIP (as defined below).
(b)“Base Pay” means, with respect to a Participant, the Participant’s annualized base salary, determined as of the Termination Date (as defined below), excluding overtime, bonuses, incentive compensation or any other special payments.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means, with respect to a Participant, a determination by the Company in its sole discretion that the Participant has: (i) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or an Affiliate, (ii) materially breached any material provision of any written agreement between the Participant and the Company or an Affiliate or corporate policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (iii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate; or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a crime of similar import in a foreign jurisdiction).
(e)“Change in Control” means the occurrence of any of the following events after the Effective Date:
(i)Any person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the stock of the Company) is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the then-outstanding voting securities of the Company.
(ii)There is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 60% of the combined voting power of the then-outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof.
(iii)The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(iv)The consummation of a sale, merger, spin-off, joint venture formation, or similar transaction involving the logistics business unit of the Company or a sale of all or substantially all of the equity interests or assets of the logistics business unit of the Company, in each case, unless following the consummation of such transaction the logistics business unit continues to be directly or indirectly Controlled by the Company or by any parent entity or direct or indirect subsidiary of the Company (other than a Qualifying Owner).
(v)The consummation of a sale, merger, spin-off, joint venture formation, or similar transaction involving the power business unit of the Company or a sale of all or substantially all of the equity interests or assets of the power business unit of the Company, in each case, unless following the consummation of such transaction the power business unit continues to be directly or indirectly Controlled by the Company or by any parent entity or direct or indirect subsidiary of the Company (other than a Qualifying Owner).

For purposes of clauses (iv) and (v) above, “Controlled” means the possession, directly or indirectly, of (x) the power to direct the management and policies of an entity through ownership of more than 50% of the voting securities or other voting interests entitled to vote on the election of directors or similar governing body of such entity, or (y) the power to cause such entity to be consolidated with the Company under U.S. GAAP. Notwithstanding the foregoing, except with respect to clause (ii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the securities of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions. Further notwithstanding the foregoing, any portion of the Severance Benefits, if applicable, that provides for a deferral of compensation under Section 409A of the Code and with respect to which a Change in Control would trigger settlement or payment of such portion of the Severance Benefits, “Change in Control” shall mean an event that qualifies both as a “Change in Control” (as defined in this Section 3(f)) as well as a “change in control event” as defined under Section 409A of the Code.
(f)“CIC Protection Period” means the period commencing ninety (90) days prior to the Closing and ending on the date that is one year following the Closing.
(g)“Closing” means the date on which a Change in Control is consummated.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(i)“COBRA Multiplier” means the applicable COBRA multiplier for the Participant’s Tier as set forth on Exhibit A and as specified in the Participation Agreement for such Participant.
(j)“Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.
(k)“Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.
(l)“Disability” shall occur upon the Participant becoming eligible for disability benefits under the Company’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits.
(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)“Good Reason” has the meaning ascribed to any such term in any employment agreement between the Participant and the Company, or if no such term is defined in such agreement, means (i) a material diminution in the Participant’s title, duties, authority or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Participant’s total compensation opportunity, which means the sum of Participant’s target cash compensation opportunity and target equity compensation opportunity as in effect immediately prior to a Change in Control; (iii) a relocation of the Participant’s principal place of employment to a location that is more than twenty-five (25) miles from his or her place of employment immediately prior to a Change in Control, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “Good Reason;” or (iv) a material breach by the Company of any of its obligations under this Plan (including, but not limited to, the failure of any successor to the Company to assume this Plan in accordance with Section 14). Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the Participant provides written notice to the Company of the condition claimed to constitute “Good Reason” within ninety (90) days of the initial existence of such condition and during the CIC Protection Period and (ii) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than twelve (12) months following the initial existence of the condition claimed to constitute “Good Reason.”
(p)“LTIP” means the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan, or any successor equity incentive plan adopted by the Company.
(q)“Participant” means an employee of the Company who participates in the Plan pursuant to Section 4.
(r)“Qualifying Owners” means (i) William A. Zartler, or any company of which he is the manager, managing member or otherwise controls, including, but not limited to, Solaris Energy Capital, LLC; (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of the principal member named in clause (i) above; (iii) any trust of which at least one of the trustees is a person described in clause (i) or (ii) above; and (iv) Yorktown Energy Partners X, L.P. and any affiliated funds or investment vehicles managed by Yorktown Partners LLC.
(s)“Qualifying Termination” means a termination of the Participant’s employment with the Company or any Affiliate by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason, in each case, during the CIC Protection Period.
(t)“Severance Benefits” means:
(i)A lump sum payment in an amount equal to the Participant’s Severance Multiplier multiplied by the sum of (A) the Participant’s Base Pay, (B) the greater of (1) the Participant’s target annual bonus for the fiscal year in which the Termination Date occurs or (2) the Participant’s actual bonus for the fiscal year preceding the fiscal year in which the

Termination Date occurs, and (C) an amount equal to the grant date fair value (determined in accordance with FASB ASC Topic 718) of all equity awards granted to the Participant during the fiscal year in which the Termination Date occurs (or, if such equity awards have not yet been granted, the grant date fair value of all equity awards granted to the Participant during the fiscal year preceding the fiscal year in which the Termination Date occurs), which lump sum payment shall be payable on the next regularly scheduled payroll date following the Release Effective Date but in no event later than sixty (60) days following the Termination Date;
(ii)Payment of the Participant’s earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the Termination Date;
(iii)A lump sum payment in an amount equal to a pro-rata portion of the target annual bonus that the Participant was eligible to earn for the fiscal year in which the Termination Date occurs, based on the number of days the Participant is employed during such fiscal year, payable on the next regularly scheduled payroll date following the Release Effective Date but in no event later than sixty (60) days following the Termination Date;
(iv)A lump sum payment in an amount equal to (A) the Participant’s COBRA Multiplier multiplied by (B) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the Participant were an active employee, each determined as of the Termination Date, payable on the next regularly scheduled payroll date following the Release Effective Date but in no event later than sixty (60) days following the Termination Date;
(v)Effective as of the Termination Date, all of the Participant’s outstanding unvested awards of restricted stock (or similar time-based equity awards) granted under the LTIP shall become immediately vested and no longer subject to forfeiture and shall be settled in accordance with the terms of the applicable award agreement governing such awards; and
(vi)Effective as of the Termination Date, all of the Participant’s outstanding unvested awards of performance stock units (or similar performance-based equity awards) granted under the LTIP shall become immediately vested and no longer subject to forfeiture, with the performance-based vesting conditions applicable to such awards calculated, without proration, based on (A) 100% of target or (B) the maximum level of achievement if actual performance exceeds target as of the Closing, and such awards shall be settled solely in cash and otherwise in accordance with the terms of the applicable award agreement governing such awards.
(u)“Severance Multiplier” means the applicable severance multiplier for the Participant’s Tier as set forth on Exhibit A and as specified in the Participation Agreement for such Participant.

(v)“Termination Date” means the date of the Participant’s termination of employment with the Company or any Affiliate as a result of a Qualifying Termination; provided that, if the Participant’s Qualifying Termination occurs within the ninety (90) day period prior to the Closing, the Termination Date for all purposes relating to the payment date associated with the Severance Benefits shall be deemed to be the date of the Closing.
4.Eligibility. Employees selected by the Committee shall be eligible to participate in the Plan upon his or her execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B (a “Participation Agreement”). Eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
5.Change in Control; Severance Benefits.
(a)Change in Control. Upon a Change in Control, all of the Participant’s outstanding unvested awards of restricted stock (or similar time-based equity awards) granted under the LTIP shall become immediately vested and no longer subject to forfeiture and shall be settled in accordance with the terms of the applicable award agreement governing such awards.
(b)Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(c), such Participant will receive the Severance Benefits.
(c)Other Termination. In the event that a Participant’s employment is terminated, other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive the Severance Benefits or any other payments or benefits under this Plan. For the avoidance of doubt, a Participant shall not be entitled to receive the Severance Benefits or any other payments or benefits under this Plan in the event that such Participant’s employment is terminated by the Company for Cause or such Participant resigns without Good Reason (including as a result of a retirement), such Participant dies, such Participant’s employment terminates as a result of Disability or such Participant’s termination of employment occurs for any reason outside of the CIC Protection Period.
(d)Conditions to Severance Benefits. Payment of the Severance Benefits shall be subject to (i) the Participant’s execution and return to the Company (and non-revocation in any time provided by the Company to do so) of a general release of claims in a customary form provided by the Company (the “Release”) within the time period specified therein, and (ii) the Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the Participant’s Termination Date (the actual date that the Release becomes effective and irrevocable, the “Release Effective Date”).
6.Transition Services. In the event of a Change in Control, to the extent that a Participant agrees to provide interim transition services pursuant to a transition, retention or similar agreement with the Company or its successor or designee following the Closing, then the Participant shall be eligible to receive additional compensation for such services, separate from the Severance Benefits. The terms and amount of any such compensation shall be determined in connection with such Change in Control.
7.Administration.

(a)Conflicts. In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control except as expressly provided for otherwise in such other document; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.
(b)Authority of the Committee. The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.
(c)Powers of the Committee. The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.
(d)Indemnification. The Company shall indemnify the Committee (and each individual acting on behalf of the Committee) against all liabilities, costs, and expenses reasonably incurred in connection with the performance of its duties under the Plan, except to the extent such liabilities, costs, or expenses result from the individual’s gross negligence or willful misconduct.
(e)Expenses. The Company shall pay all reasonable expenses incurred in the administration of the Plan.
8.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
9.Section 409A.
(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the

Company or its subsidiaries or Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six (6) months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.
10.Amendment or Termination. Except as otherwise provided in the applicable Participation Agreement, prior to a Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law. During the CIC Protection Period or at any time during the twelve (12) months thereafter, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).
11.At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
12.Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. In no event may the Company assign its obligations under the Plan, except as provided in Section 14 or to a person or entity which is a credit-worthy affiliate.
13.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
14.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
15.Withholding; Taxes. The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.
16.Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
17.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”
18.Entire Agreement. This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. This Plan replaces any and all severance pay plans, policies, practices, agreements, arrangements or programs, written or unwritten, that the Company or any predecessor employer of the Company may have had in effect for eligible Participants from time to time prior to the Effective Date. Notwithstanding anything to the contrary contained herein, in the event of any conflict between the terms and conditions of this Plan and the terms and conditions of any award agreement or other documentation between a Participant and the Company governing an equity award granted under the LTIP, as applicable, the terms and conditions that provide the Participant with the most favorable treatment (including with respect to any single trigger vesting provisions upon a Change in Control or double trigger vesting provisions upon a qualifying termination following a Change in Control, as applicable) shall control.
19.Governing Law. The provisions of the Plan will be construed, administered, and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions, except to the extent that Texas law is preempted by federal law (including by ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). With respect to any claim or dispute related to or arising under this Plan, the Company and each Participant irrevocably submits to the jurisdiction, forum and venue of the state and federal courts located in Houston, Texas.
20.Certain Excise Taxes.
(a)Notwithstanding anything to the contrary in this Plan except for Section 20(b), if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the

Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by a nationally recognized accounting or consulting firm selected by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.
(b)Notwithstanding Section 20(a), the Company and Participants may, to the extent reasonably expected to reduce the after-tax impact of Sections 280G and 4999 of the Code with respect to any disqualified individual: (i) obtain third-party valuations of restrictive covenants, (ii) extend the terms or scope of existing restrictive covenants, (iii) enter into new restrictive covenants, (iv) restructure existing compensation arrangements, and (v) enter into new compensation arrangements, in each case, with such disqualified individual. The actions described in this Section 20(b) shall be taken prior to undertaking any reduction described in Section 20(a) for purposes of reducing or eliminating any parachute payments that would otherwise be subject to reduction under Section 20(a).
21.Claims Procedures.
(a)Filing a Claim. A Participant who believes they are entitled to Severance Benefits under the Plan may submit a written claim to the Committee. The claim must describe the nature of the benefit requested and the facts supporting the claim. A claim must be submitted within 90 days after the Participant knew or reasonably should have known of the facts giving rise to the claim.
(b)Initial Determination of a Claim. The Committee will review the claim and notify the claimant in writing of its decision within a reasonable period of time, generally within 60 days after receiving the claim. If the claim is denied in whole or in part, the notice will state the reason for the denial and the procedures for appealing the decision.
(c)Appeal of a Denied Claim. A claimant whose claim has been denied may submit a written request for review within 60 days after receiving the denial. The claimant may submit written comments or supporting materials. The Committee will review the appeal and notify the claimant in writing of its final decision within a reasonable period of time, generally within 60 days after receiving the request for review. The Committee’s decision on review is final and binding.

(d)Committee Authority. The Committee has full discretionary authority to interpret the Plan, determine eligibility for benefits, decide all questions of fact and law arising under the Plan, and resolve all disputes relating to claims for benefits. All decisions of the Committee are final, conclusive, and binding on all parties.
(e)Representation. A claimant may, at their own expense, be represented by an attorney or other representative in connection with a claim or appeal.
(f)Limitations Period. A claimant must exhaust the claims and appeals procedures under this Section 21 before commencing any legal action relating to a claim for benefits. Any such legal action must be filed within six months after the Committee issues its final decision on review. In all events, no legal action may be commenced more than 30 months after the date the claimant knew or reasonably should have known the facts giving rise to the claim.
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Exhibit A

	Qualifying Termination
Tier	Severance Multiplier	COBRA Multiplier
Tier 1	3.00	24
Tier 2	2.50	18
Tier 3	2.00	12
Tier 4	1.00	12

Exhibit B
SOLARIS ENERGY INFRASTRUCTURE, INC.
AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Solaris Energy Infrastructure, Inc. (the “Company”) effective as of ______________, 20____ (the “Effective Date”).
The Company maintains the Solaris Energy Infrastructure, Inc. Amended and Restated Executive Change in Control Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides for potential severance payments and benefits in connection with a Participant’s Qualifying Termination.
By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan with a Tier [__] Severance Multiplier and COBRA Multiplier. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.
Miscellaneous:
(a)This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.
(b)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(c)This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.
(d)This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.
22.For the avoidance of doubt, any existing restrictive covenant agreement between Participant and the Company shall continue in full force and effect and is not superseded by this Agreement or the Plan. This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement effective of the date set forth above.
SOLARIS ENERGY INFRASTRUCTURE, INC.

Name:
Title:
Date:

PARTICIPANT

Name:
Date:

Signature Page To
Participation Agreement